Exhibit 99.3

April 6, 2007

To: Stratagene employees, shareholders, and other business associates

After founding Stratagene 23 years ago, I have made the decision to pursue other interests.  Stratagene has received an all-cash offer from Agilent to purchase all of Stratagene’s stock and in-the money, vested stock options for over $250 million, representing $10.94 per share.  I believe that this represents a substantial premium over the recent trading price of Stratagene stock and provides shareholders and option holders with true liquidity for their investment in Stratagene.  Our discussions with Agilent have been very friendly and cooperative.  We have worked out plans to pursue common interests going forward, which I believe will benefit Agilent, the future Stratagene, and the employees who will be offered employment with me going forward.

I plan to pursue certain molecular diagnostics efforts and will be purchasing certain assets from Agilent immediately after the acquisition at a price that has been determined by an independent appraisal firm.   I will acquire Stratagene’s facilities in Jackson Hole, Wyoming along with certain patents and contracts and plan to make the Jackson facility a research center for a new diagnostics company that I am starting.   I have signed an agreement not to compete with Agilent and to not solicit any Stratagene employees other than Alexey Novoradosky and the employees of Stratagene currently located at the Jackson facility, who currently work intimately with our diagnostics program.  I intend to honor the agreement with Agilent and will not deviate from it without Agilent’s written approval.  While I greatly value Stratagene’s employees, we must recognize that Agilent is paying a substantial sum for Stratagene, which includes the relationship it has with its employees.

The new diagnostics company will focus on the use of molecular markers to predict the potential severity of certain diseases, as well as guide physicians toward appropriate therapies for such diseases.  Many disease states are heterogeneous in origin, and the molecular profile within the body can provide clues for prognosis and therapy.  In addition to maintaining a research center, I plan to establish a clinical testing laboratory that will perform the new tests that we hope to develop.  We have not settled on a location for the clinical testing laboratory yet.

Stratagene has established certain relationships with clinical collaborators, diagnostics companies, and pharmaceutical companies.  Going forward, I and Agilent plan to continue these relationships, either independently or together where appropriate.  Agilent intends to continue the PCR instrument relationships that have been established to date and will continue to talk with parties interested in Stratagene’s instrumentation offerings.  Agilent will also continue to supply Stratagene’s catalog of products to existing customers as well as those interested in purchasing bulk reagents for all applications.  I will pursue diagnostic assays and therapeutics relationships, including those with AROS, Sidney Kimmel Cancer Center, Cambridge Antibody Technology (AstraZeneca), and various other organizations that have expressed interest in co-developing or marketing diagnostic assays, prognostic assays, or companion diagnostics.

Personally I am at a point in my life where I am ready to take on some new and different challenges.  After 23 years of running a vertically integrated company that undertakes research, development, manufacturing, marketing, sales, distribution, and administration, I’m looking forward to having more time to focus on research and discovery.  While it will be “business as usual” at Stratagene until the transaction closes, we anticipate a smooth transition and I wish Agilent and all of Stratagene’s employees well.  I hope to maintain a good relationship with you all in the future.

Best wishes,

/s/ Joe Sorge

Joe Sorge